Exhibit 99.1

For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Laurie Berman/Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com
QAD ANNOUNCES FISCAL 2007
THIRD QUARTER FINANCIAL RESULTS
Carpinteria, Calif. — November 21, 2006 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2007 third quarter ended October 31, 2006.
Total revenue increased 11% to $57.3 million in the third quarter of fiscal 2007 from $51.4 million in the same period last year. License revenue for the fiscal 2007 third quarter increased 9% to $11.0 million from $10.1 million in the same period last year. Maintenance and other revenue increased 6% to $30.9 million from $29.3 million in the third quarter of fiscal 2006. Services revenue increased 28% to $15.4 million for the third quarter of fiscal 2007 from $12.0 million in last year’s third quarter.
Net income for the fiscal 2007 third quarter was $0.9 million, or $0.03 per diluted share, including pre-tax stock compensation expense of $1.3 million, or $0.02 per diluted share net of tax, related to the accounting standard requiring expensing of equity compensation under FAS 123R.
In the comparable period last year, net income was $2.7 million, or $0.08 per diluted share, including a $0.5 million pre-tax benefit from an insurance settlement and a $0.4 million one-time tax benefit. In total, these benefits equal $0.02 per diluted share, net of tax.
Gross margin for the third quarter of fiscal 2007 was 60%, slightly higher than gross margin of 59% in the same period last year. Total operating expenses were $32.9 million in the fiscal 2007 third quarter, compared with $27.5 million in the comparable period last year. The increase primarily reflects additional R&D and sales and marketing spending of $2.5 million and $1.7 million, respectively, including higher personnel and FAS 123R costs.
“We are pleased with our solid financial performance this quarter and our ability to grow our sales funnel for the future,” said Karl Lopker, chief executive officer of QAD. “As part of our stated strategy of expanding our product line, we recently finalized the acquisitions of Precision Software and FBO Systems. We continue to remain highly focused on several new product initiatives with an aggressive research and development program aimed at further strengthening our enterprise solutions offering.”
For the fiscal 2007 nine-month period ended October 31, 2006, QAD reported revenue of $169.1 million, versus $165.4 million for the comparable period last year.
Net income for the first nine months of fiscal 2007 was $3.5 million, or $0.10 per diluted share, including pre-tax stock compensation expense of $3.8 million, or $0.07 per diluted share net of tax.
(more)

QAD Inc.
2-2-2

Net income for the first nine months of fiscal 2006 was $9.0 million, or $0.27 per diluted share. This includes $0.8 million in tax benefits and a $0.5 million benefit from an insurance settlement, offset by $1.1 million related to facility exit costs. When combined, these items equate to a benefit of $0.4 million, or $0.01 per diluted share, net of tax.
QAD’s cash and equivalents balance at October 31, 2006 was $50.4 million. For the fiscal 2007 third quarter, cash flow provided by operations was $0.7 million, compared with $6.4 million for the fiscal 2006 third quarter.
Third Quarter Fiscal 2007 Highlights
•	QAD received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, of which four exceeded $1.0 million;

•	QAD sold licenses to global manufacturers across its six vertical markets, including Arthrex, Atlas Copco North America, Continental Structural Plastics, Delta Pekarny, Firmenich, Genzyme, Hewlett-Packard, New Horizons Baking Company, PepsiCo, R.W. Beckett, Valmont and Youngs Bluecrest;

•	QAD was cited as delivering the best average performance gain to customers at the lowest cost per percentage point improvement among five major ERP software suites in a report titled, “The Total Cost of ERP Ownership” published by the Aberdeen Group, Inc., a leading technology research provider;

•	QAD acquired Precision Software Limited, a leading transportation management software solutions provider;

•	On September 7, 2006, QAD announced a quarterly cash dividend of $0.025 per share of common stock;

•	In the third quarter of fiscal 2007, QAD purchased approximately 196,000 shares of its common stock in the open market at an average price of $7.60 per share, including transaction costs. The share repurchase activity during the quarter was part of a stock repurchase program QAD’s board of directors authorized in May 2006, whereby QAD may repurchase up to 1 million shares of its common stock for a period of one year. As of October 31, 2006, QAD had purchased a total of 739,000 shares under this program at an average price of $7.53 per share, including transaction costs, for a total expenditure of $5.6 million;

•	Subsequent to the end of the third quarter of fiscal 2007, QAD acquired FBO Systems, Inc., a leading provider of Enterprise Asset Management products and professional services;

•	In November 2006, QAD held its EMEA Explore user conference in Prague, Czech Republic, with record attendance.
Business Outlook
QAD now expects revenue of between $233 million and $237 million and earnings in the range of $0.18 to $0.24 per diluted share for the full 2007 fiscal year. This range of earnings includes an estimated $0.10 per diluted share net of tax charge for stock compensation expense related to FAS 123R. This business outlook assumes an effective tax rate of 36% for fiscal 2007.
The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the fiscal 2007 third quarter. The conference call will be webcast live and accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
(more)

QAD Inc.
3-3-3

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products andproducts that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustaincustomer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.
# # #
FINANCIAL TABLES FOLLOW
(more)

QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended October 31,
	2006		2006
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2005
Revenue:
License fees	$10,974		$10,974	$10,066
Maintenance and other	30,949		30,949	29,297
Services	15,401		15,401	12,049

Total revenue	57,324		57,324	51,412

Cost of revenue:
Cost of license fees	1,852		1,852	1,604
Cost of maintenance, service and other revenue (1)	21,311	(212)	21,099	19,425

Total cost of revenue	23,163	(212)	22,951	21,029

Gross profit	34,161	212	34,373	30,383

Operating expenses:
Sales and marketing (1)	15,566	(315)	15,251	13,818
Research and development (1)	9,835	(213)	9,622	7,302
General and administrative (1)	7,388	(522)	6,866	6,315
Amortization of intangibles from acquisitions	108		108	51

Total operating expenses	32,897	(1,050)	31,847	27,486

Operating income	1,264	1,262	2,526	2,897
Other (income) expense:
Interest income	(617)		(617)	(334)
Interest expense	320		320	336
Other (income) expense, net	99		99	(350)

Total other (income) expense	(198)		(198)	(348)

Income before income taxes	1,462	1,262	2,724	3,245
Income tax expense (1)	515	437	952	557

Net income	$947	$825	$1,772	$2,688

Basic net income per share	$0.03		$0.05	$0.08
Diluted net income per share	$0.03		$0.05	$0.08

Basic weighted shares	32,238		32,238	32,236
Diluted weighted shares	32,911		32,911	33,078

(1)	Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Nine Months Ended October 31,
	2006		2006
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2005
Revenue:
License fees	$34,736		$34,736	$40,233
Maintenance and other	91,847		91,847	87,400
Services	42,515		42,515	37,805

Total revenue	169,098		169,098	165,438

Cost of revenue:
Cost of license fees	5,367		5,367	5,852
Cost of maintenance, service and other revenue (1)	62,346	(618)	61,728	60,093

Total cost of revenue	67,713	(618)	67,095	65,945

Gross profit	101,385	618	102,003	99,493

Operating expenses:
Sales and marketing (1)	47,114	(940)	46,174	45,636
Research and development (1)	30,092	(638)	29,454	23,644
General and administrative (1)	21,137	(1,607)	19,530	19,573
Amortization of intangibles from acquisitions	149		149	237

Total operating expenses	98,492	(3,185)	95,307	89,090

Operating income	2,893	3,803	6,696	10,403
Other (income) expense:
Interest income	(2,008)		(2,008)	(993)
Interest expense	859		859	1,240
Other (income) expense, net	(1,533)		(1,533)	(1,345)

Total other (income) expense	(2,682)		(2,682)	(1,098)

Income before income taxes	5,575	3,803	9,378	11,501
Income tax expense (1)	2,099	1,336	3,435	2,463

Net income	$3,476	$2,467	$5,943	$9,038

Basic net income per share	$0.11		$0.18	$0.28
Diluted net income per share	$0.10		$0.18	$0.27

Basic weighted shares	32,465		32,465	32,798
Diluted weighted shares	33,192		33,192	33,680

(1)	Non-GAAP adjustments represent amounts recorded for FAS123R stock-based compensation in these costs and expenses. We were required to adopt FAS123R on February 1, 2006. As such, our current year results include stock compensation expense whereas our fiscal 2006 results do not include stock compensation expense. We believe it is beneficial to a reader to see comparative income statements which both exclude the effects of stock compensation expense.

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	January 31,
	2006	2006
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$50,368	$59,971
Restricted cash	2,612	—
Accounts receivable, net	42,432	61,819
Other current assets	14,452	14,406

Total current assets	109,864	136,196

Property and equipment, net	43,884	40,825
Capitalized software costs, net	7,943	5,251
Goodwill	11,903	10,640
Other assets, net	15,093	14,146

Total assets	$188,687	$207,058

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$271	$243
Accounts payable and other current liabilities	39,904	39,945
Deferred revenue	56,938	75,314

Total current liabilities	97,113	115,502

Long-term debt	17,334	17,546
Other liabilities	2,304	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	127,186	123,376
Treasury stock	(22,989)	(20,752)
Accumulated deficit	(24,630)	(23,551)
Unearned compensation — restricted stock	(229)	(330)
Accumulated other comprehensive loss	(7,437)	(6,253)

Total stockholders’ equity	71,936	72,525

Total liabilities and stockholders’ equity	$188,687	$207,058

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2006	2005
Net cash provided by operating activities	$10,943	$19,086

Cash flows from investing activities:
Purchase of property and equipment	(3,714)	(5,912)
Capitalized software costs	(1,044)	(2,845)
Acquisitions of businesses, net of cash acquired	(6,973)	—
Restricted cash	(2,612)	—
Proceeds from sale of intangible assets	906	—
Proceeds from sale of marketable securities	—	13,000
Proceeds from sale of property and equipment	177	43

Net cash (used in) provided by investing activities	(13,260)	4,286

Cash flows from financing activities:
Repayments of debt	(244)	(7,794)
Proceeds from issuance of common stock	1,384	2,236
Changes in cash overdraft	950	(1,057)
Repurchase of common stock	(5,567)	(14,800)
Dividends paid	(2,441)	(2,450)
Minority shareholder payment	(389)	—

Net cash used in financing activities	(6,307)	(23,865)

Effect of exchange rates on cash and equivalents	(979)	(1,999)

Net decrease in cash and equivalents	(9,603)	(2,492)
Cash and equivalents at beginning of period	59,971	55,289

Cash and equivalents at end of period	$50,368	$52,797